UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2011

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6835 Valjean

Van Nuys, California 91406

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Effective October 13, 2011, Cherokee Inc., a Delaware corporation (the “Company”), entered into an Office Lease with Tri-Center Plaza, LP (the “Landlord”), pursuant to which the Company has leased certain premises of approximately 10,104 square feet located at 5990 Sepulveda Boulevard, Van Nuys, California (the “Premises”) to serve as the Company’s corporate headquarters (the “New Lease”). The term of the New Lease commences upon the date that is thirty (30) days after the Landlord delivers the Premises to the Company and is expected to commence on or about December 1, 2011 (the “Commencement Date”), and expires five (5) years after the Commencement Date (the “Term”). The Company has an option to extend the Term for an additional five (5) years.  In addition, the Company has a one-time option to terminate the New Lease after the third year of the New Lease.

The New Lease provides for base rent as follows:

Month of New Lease Term	Monthly Base Rent
1 to 12	$20,713.20
13 to 24	$21,334.60
25 to 36	$21,974.63
37 to 48	$22,633.87
49 to 60	$23,312.89

In addition, the Company is required to deliver a $23,312.89 security deposit.

The foregoing description of the terms of the New Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the New Lease, a copy of which is attached hereto as Exhibit 10.1.

Item 8.01               Other Events.

On October 19, 2011, the Company issued a press release relating to the New Lease.  The press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

10.1	Office Lease, dated September 30, 2011, between Cherokee Inc. and Tri-Center Plaza, LP*
99.1	Press Release of Cherokee Inc., dated October 19, 2011*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

Dated: October 19, 2011	By:	/s/ Mark DiSiena
Mark DiSiena
Chief Financial Officer